Exhibit 99.1

Sabre names new executives to lead Travel Network and Airline Solutions

Wade Jones promoted to President of Sabre Travel Network
Dave Shirk to join as President of Sabre Airline Solutions

SOUTHLAKE, Texas - April 27, 2017 - Sabre Corporation (NASDAQ: SABR) has named Wade Jones as executive vice president and president of Sabre Travel Network and Dave Shirk as executive vice president and president of Sabre Airline Solutions.
Jones, currently serving as interim president of Travel Network - Sabre’s global marketplace that connects airlines, hotels, car rental companies and other travel providers with a worldwide network of travel agents and buyers - was previously senior vice president of marketing and strategy, and his appointment is effective immediately. Shirk, a technology industry veteran with a strong track record of portfolio management, product development and software services innovation, will lead the company’s Airline Solutions business that provides technology support to 225 airlines worldwide and will join the company on June 5.
Jones joined Sabre in 2015 in the product, marketing and strategy role for Travel Network globally. He was named interim president of Sabre Travel Network in December 2016 when Sean Menke was promoted to president and CEO of Sabre. Prior to joining Sabre, he held senior executive positions with marketplace technology companies, and he also spent more than 10 years with Barclaycard, leading the company’s U.K partnership business that provides customized, co-branded credit card programs for other companies across the travel, retail, financial services, and other industries. He received his master's degree in business administration from the Kellogg School of Management at Northwestern University and his undergraduate degree from Texas Christian University.
“Wade has been a valuable strategist and effective leader since he joined us in 2015. He has been a key player in helping us define where we can grow the Travel Network business and how the upcoming launch of our new Sabre Red Workspace can better serve our airline, hotel and other partners, as well the travel agents, corporate buyers and consumers who rely on the GDS,” said Menke.
“The last two years at Sabre have seen tremendous change as we get ready to roll out our new Sabre Red Workspace and the Sabre Red Platform to drive more customized and flexible ways to sell and buy travel,” said Jones. “We will continue to lead the industry and are committed to providing our travel industry partners with better ways to drive revenue and operational performance and serve the travel marketplace with better technology, customer experience, and data insights and analytical tools. I am excited to be leading the effort at Travel Network.”

Shirk will join Sabre from Kony, Inc., an industry leader in mobile application development, where he served as president and was responsible for the company’s extensive enterprise product portfolio, product management, product development, company strategy and global marketing. Kony supports customers across a wide range of industries, including banking, healthcare, energy, and travel - counting Regions Bank, Aetna, Engie and Cathay Pacific Airlines amongst its client base. He previously held senior executive positions at Computer Services Corp. (CSC), Hewlett-Packard, Siemens, and Oracle, among others. He holds a Bachelor of Science in business administration from The Ohio State University.
“Dave brings an impressive skillset, executive experience and a strong customer focus to Sabre, where he will be able to lead the next phase of growth and focus for our company and the hundreds of airline industry partners that use our solutions,” said Menke. “Our search focused on technology industry executives who could help us outpace the marketplace and continue to position Sabre as the most innovative technology provider to the airline industry. Dave will be able to make an immediate impact, and I look forward to him joining Sabre later this spring.”
Sabre announced in March that Hugh Jones would be leaving the company and his current position leading Airline Solutions this summer, after a 29-year career with the technology provider.
“Sabre has built an outstanding portfolio of solutions and a track record of technology leadership, but the opportunities ahead are even greater and demand even more innovation than what has already been accomplished,” said Shirk. “I was attracted by those opportunities, the growing travel industry sector that Sabre operates in, and the talented team that Sabre has assembled. I’m confident that my broad technology background and the strong position Sabre holds in the marketplace will combine to create plenty of runway for Sabre to expand the Airline Solutions business and solidify its position as the technology leader for the industry.”
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About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com